Exhibit 10.6

ENJOY TECHNOLOGY, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

APPROVED BY THE BOARD OF DIRECTORS

OCTOBER 15, 2021

Each member of the Board of Directors (the “Board”) of Enjoy Technology, Inc. (the “Company”) who is not also serving as an employee of or consultant to the Company or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service upon and following completion of the transactions contemplated by the Agreement and Plan of Merger by and among Marquee Raine Acquisition Corp., MRAC Merger Sub Corp., and Enjoy Technology Inc., dated as of April 28, 2021(the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $75,000

b.	Lead Independent Director Retainer (in addition to Eligible Director Service Retainer): $20,000

2.	Annual Committee Chair Service Retainer:

a.	Chair of the Audit Committee: $15,000

b.	Chair of the Compensation Committee: $12,500

c.	Chair of the Nominating and Governance Committee: $10,000

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2021 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s stockholders and the registration of shares of the Company’s common stock eligible for issuance under the Plan on a Form S-8 registration statement. All equity awards granted under this policy will be restricted stock units (“RSUs”).

Initial Grant. Each Eligible Director who is elected or appointed for the first time to be an Eligible Director following the Effective Date will upon the date of his or her initial election or appointment to be an Eligible Director (the “Commencement Date”), be eligible to receive an initial, one-time grant of RSUs (the “Initial Grant”) with an aggregate grant date fair value of $200,000, that vests in three equal annual installments following the Commencement Date, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each vesting date. The grant date fair value will be converted into a number of shares by dividing $200,000 by the 30-trading day volume weighted average price of the publicly traded shares of common stock of the Company, rounded down to the nearest whole share. The Initial Grant may only be granted once to any Eligible Director.

Annual Grants. On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting (excluding any Eligible Director who is first appointed or elected by the Board at such meeting) will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted RSUs with an aggregate grant date fair value of $125,000 (the “Annual Grant”). The grant date fair value will be converted into a number of shares by dividing $125,000 by the 30-trading day volume weighted average price of the publicly traded shares of common stock of the Company, rounded down to the nearest whole share. RSUs subject to the Annual Grant will vest on the earlier to occur of the first anniversary of the grant date and the date of the Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service through the vesting date; provided, that the Annual Grant will vest in full upon a Change in Control (as defined in the Plan), subject to the Eligible Director’s Continuous Service through such date. With respect to an Eligible Director who, following January 15, 2022, was first elected or appointed to the Board on a date other than the date of the Company’s annual stockholder meeting, upon the Company’s first annual stockholder meeting following such Eligible Director’s first joining the Board, such Eligible Director’s first Annual Grant will be pro-rated to reflect the time between such Eligible Director’s election or appointment date and the date of such first annual stockholder meeting.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan.

2